EXHIBIT 99.1

Tenax Therapeutics Provides Business and Clinical Development Updates with Full Year 2023 Financial Results

•	First Patient Enrolled in Phase 3 LEVEL Trial Evaluating TNX-103 (oral levosimendan) for the Treatment of Pulmonary Hypertension from Heart Failure with Preserved Ejection Fraction (PH-HFpEF)

•	Expansion of U.S. Intellectual Property Covering the Use of Levosimendan for the Treatment of PH-HFpEF and for Use in Combination with Other Cardiovascular Therapies

•	The Company Secured Global Commercial Rights to Levosimendan for the Treatment of PH-HFpEF

•	The Company will host a KOL Event, “LEVEL Setting: The Scientific Rationale for Levosimendan as the First Treatment for PH-HFpEF and the Ongoing Phase 3 LEVEL Study,” on Thursday, April 18th at 10:00 am ET Link to Register

CHAPEL HILL, N.C., March 28, 2024 (GLOBE NEWSWIRE) -- Tenax Therapeutics, Inc. (Nasdaq: TENX), a Phase 3, development-stage pharmaceutical company focused on identifying, developing and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need, announced full year 2023 financial results, and provided clinical development and business updates.

“Over the last several weeks, I believe Tenax Therapeutics has made significant progress in advancing TNX-103 so that millions of patients who suffer from PH-HFpEF may finally have a proven medication to treat their disease,” said Chris Giordano, President & Chief Executive Officer of Tenax Therapeutics. “First and foremost, we started enrolling patients in the LEVEL study, and based on the feedback we’re receiving from participating centers and cardiologists, there is strong and growing interest in the TNX-103 program. We also made important progress in further expanding levosimendan’s U.S. intellectual property protections, securing the future commercial value of TNX-103. Finally, we secured global commercial rights for levosimendan for the treatment of PH-HFpEF, giving us additional opportunities to explore partnering collaborations to develop TNX-103 around the world.”

“Following this very productive period, I am pleased to note our upcoming KOL Event on April 18th, LEVEL Setting, where we will provide an in-depth review of the pathophysiology of PH-HFpEF and the mechanism through which TNX-103 addresses the disease process. A panel of globally-recognized heart failure experts will address key issues related to this disease, and levosimendan.”

Recent Corporate and Clinical Highlights

•	In February 2024, Dr. Sanjiv Shah, Stone Professor of Medicine, Director of Research for the Bluhm Cardiovascular Institute, and Director of the HFpEF Program at Northwestern University Feinberg School of Medicine, presented data and reviewed the scientific basis for the use of levosimendan in PH-HFpEF. Dr Shah’s presentation capped off a scientific session focused on the treatment of pulmonary hypertension in patients with heart failure at Cardiovascular Research Foundation’s Technology and Heart Failure Therapeutics (THT) 2024 Conference in Boston.

•	In February 2024, the Company announced that it secured global development, commercial, and IP rights to oral and subcutaneous levosimendan for the treatment of PH-HFpEF. The agreement expands the rights of Tenax Therapeutics to engage potential global strategic pharmaceutical partners, improves net sales royalty rate structure, now ranging from high single-digit to low-teen percentages, and lowers maximum cost of goods.

•	In February 2024, the Company closed a registered public offering of its common stock, pre-funded warrants and warrants. The Company intends to use the net proceeds of approximately $8.0 million to advance the initiation of sites and the enrollment and treatment of patients in its LEVEL study, as well as for working capital, capital expenditures, and other general corporate purposes.

•	In February 2024, Tenax Therapeutics announced that the first patient had enrolled in the Phase 3 LEVEL Study (LEVosimendan to Improve Exercise Limitation in PH-HFpEF Patients) ( NCT05983250 ). Over 50 sites (U.S. and Canada) have now agreed to participate in the LEVEL study, a randomized, controlled Phase 3 trial of 152 patients. The Company is thrilled to have the support of leading research centers with large PH-HFpEF populations. The Company forecasts topline LEVEL data will be available in the second half of 2025.

•	In February 2024, the United States Patent and Trademark Office (USPTO) informed Tenax Therapeutics it has allowed claims within the Company’s patent application covering the use of TNX-103 (oral levosimendan), TNX-102 (subcutaneous levosimendan), TNX-101 (IV levosimendan), the active metabolites of levosimendan (OR1896 and OR18955) and various combinations of cardiovascular drugs with levosimendan when used to improve exercise performance in PH-HFpEF patients titled: “LEVOSIMENDAN FOR TREATING PULMONARY HYPERTENSION WITH HEART FAILURE WITH PRESERVED EJECTION FRACTION (PH-HFpEF).”

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Upcoming Events

On April 18, 2024, Tenax Therapeutics will host “LEVEL Setting”, a panel of globally-recognized thought leaders in the field of heart failure, exploring the potential of TNX-103 (oral levosimendan) to treat patients with PH-HFpEF. The event will be moderated by Stuart Rich, MD, Tenax Therapeutics’ Chief Medical Officer.

Expert panelists will review emerging science, clinical experience with TNX-103, and the evolving heart failure landscape:

•	Understanding the setting of PH-HFpEF – Sanjiv Shah, MD
(Northwestern University)
•	Mechanism of Action of Levosimendan – Daniel Burkhoff, MD, PhD
(CRF/Columbia University)
•	Review of data from the Phase 2 HELP Study – Barry Borlaug, MD
(Mayo Clinic)
•	Current treatment landscape in PH-HFpEF – Javed Butler, MD, MPH, MBA
(Baylor Scott & White)

Following the discussion, members of Tenax Therapeutics senior management will provide a brief update on the ongoing Phase 3 LEVEL Study, followed by a Q&A session with the faculty. LINK TO REGISTER

Full Year 2023 Financial Results

Tenax Therapeutics reported cash and cash equivalents of $9.8 million as of December 31, 2023. In addition, in February 2024, the Company raised approximately $8.0 million of net proceeds in a registered public offering.

Research and Development expenses for 2023 were $3.2 million, compared to $5.4 million in 2022. The $2.2 million decrease year-over-year is primarily attributable to lower clinical trial costs for imatinib after pausing its development in 2023, and reduced personnel costs due to staff reductions, offset by increased costs for the ongoing Phase 3 LEVEL study.

General and administrative expenses for 2023 were $5.0 million, compared to $5.7 million in 2022. The $0.7 million decrease year-over-year is primarily a result of decreased professional fees and reduced facilities costs.

Tenax Therapeutics reported a net loss for 2023 of $7.7 million, compared to a net loss of $11.0 million in 2022.

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About the Phase 3 LEVEL Study ( NCT05983250 )

The LEVEL Study is a Phase 3, double-blind, randomized, placebo-controlled study of levosimendan in patients with PH-HFpEF. Approximately 152 subjects will be randomized in a 1:1 ratio to receive an oral dose of levosimendan (2 mg/day) or placebo for Weeks 1 to 4 and 3 mg/day or placebo for Weeks 5 to 12. The primary outcome measure for the study is change in six-minute walk distance from Baseline to Week 12. All randomized subjects will have the option to enter the 92-week OLE following the completion of all study events at Week 12.

About Levosimendan (TNX-101, TNX-102, TNX-103)

Levosimendan is a unique, potassium ATP channel activator and calcium sensitizer that affects the heart and vascular system through multiple mechanisms of action. Initially discovered and developed by Orion Corporation in Finland, intravenous levosimendan is approved in 60 countries outside the United States for use in hospitalized patients with acutely decompensated heart failure. Results of Tenax Therapeutics’ Phase 2 HELP study of levosimendan in patients with pulmonary hypertension (PH) with heart failure with preserved ejection fraction (HFpEF) demonstrated that I.V. levosimendan produces potent dilation of the central and pulmonary venous circulations which translates into an improvement in exercise capacity, a discovery that is the basis of LEVEL, the Phase 3 investigation of Tenax Therapeutics’ potential groundbreaking therapy. To date, no other drug therapy has improved exercise tolerance in patients with PH associated with HFpEF, “a growing epidemic with high morbidity and mortality and no treatment. The clear unmet need and lethal nature of PH-HFpEF must be met with novel solutions at all levels of therapeutic development” (AHA Scientific Advisory, “A Call to Action,” 2022).

About Tenax Therapeutics

Tenax Therapeutics, Inc. is a Phase 3, development-stage pharmaceutical company focused on identifying, developing, and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need. The Company owns global rights to develop and commercialize levosimendan, which it has prioritized in the near term. Tenax Therapeutics also may resume developing its unique oral formulation of imatinib. For more information, visit www.tenaxthera.com. Tenax Therapeutics’ common stock is listed on The Nasdaq Stock Market LLC under the symbol “TENX”.

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Caution Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. These forward-looking statements may include information concerning possible or projected future business operations. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include:  our ability to raise additional money to fund our operations for at least the next 12 months as a going concern; risks related to our business strategy, including the prioritization and development of product candidates; intellectual property risks; risks of our clinical trials, including, but not limited to, the timing, delays, costs, design, initiation, enrollment, and results of such trials; any delays in regulatory review and approval of product candidates in development; reliance on third parties, including Orion Corporation, our manufacturers and CROs; risks regarding the formulation, production, marketing, customer acceptance and clinical utility of our product candidates; our estimates regarding the potential market opportunity for our product candidates; the potential advantages of our product candidates; our competitive position; risks related to our continued listing on Nasdaq; our ability to maintain our culture and recruit, integrate and retain qualified personnel and advisors, including on our Board of Directors; volatility and uncertainty in the global economy and financial markets in light of the possibility of pandemics, global financial and geopolitical uncertainties, including in the Middle East and the Russian invasion of and war against the country of Ukraine; changes in legal, regulatory and legislative environments in the markets in which we operate and the impact of these changes on our ability to obtain regulatory approval for our products; and other risks and uncertainties set forth from time to time in our SEC filings. Tenax Therapeutics assumes no obligation and does not intend to update these forward-looking statements except as required by law.

Contacts

Investor Contact:

John Fraunces

Managing Director

LifeSci Advisors, LLC

C: 917-355-2395, or

Brian Mullen

LifeSci Advisors, LLC

C: 203-461-1175

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Tenax Therapeutics, Inc. - Consolidated Balance Sheet for the Periods Ended December 31, 2023 and December 31, 2022
	December 31, 2023	December 31, 2022

ASSETS
Current assets
Cash and cash equivalents	$9,792,130	$2,123,682
Prepaid expenses	1,639,797	738,927
Other current assets	251,583	345,856
Total current assets	11,683,510	3,208,465
Right of use asset	-	179,503
Property and equipment, net	-	7,189
Other assets	1,117	9,552
Total assets	$11,684,627	$3,404,709

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,073,149	$448,425
Accrued liabilities	1,012,468	775,045
Note Payable	500,903	624,302
Total current liabilities	3,586,520	1,847,772
Long term liabilities
Lease liability	-	64,196
Total long-term liabilities	-	64,196
Total liabilities	3,586,520	1,911,968

Commitments and contingencies;
Stockholders' equity
Preferred stock, undesignated, authorized 4,818,654 shares
Series A Preferred stock, par value $.0001, issued 5,181,346 shares; outstanding 210, as of December 31, 2023 and December 31, 2022, respectively	-	-
Common stock, par value $.0001 per share; authorized 400,000,000 shares; issued and outstanding 298,281 as of December 31, 2023 and 28,648 as of December 31, 2022, respectively	30	3
Additional paid-in capital	305,350,830	291,034,818
Accumulated deficit	(297,252,753)	(289,542,080)
Total stockholders’ equity	8,098,107	1,492,741
Total liabilities and stockholders' equity	$11,684,627	$3,404,709

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Tenax Therapeutics, Inc. - Consolidated Income Statement for the Periods Ended December 31, 2023 and December 31, 2022
	Twelve Months ended December 31,
	2023	2022
Operating expenses
General and administrative	$5,005,135	$5,675,231
Research and development	3,228,806	5,377,412
Total operating expenses	8,233,941	11,052,643

Net operating loss	8,233,941	11,052,643

Interest expense	23,967	4,443
Interest income
Other expense (income), net	(547,235)	(9,191)
Net loss	$7,710,673	$11,047,895

Net loss per share, basic and diluted	$(31.04)	$(600.71)
Weighted average number of common shares outstanding, basic and diluted	248,447	18,391

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